EXHIBIT 99.3

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements such as those made in “Overview” regarding Inotera's transition to the Company's stack process technology and anticipated margins and operating expenses for All Other segments in future periods; in “Net Sales” regarding DRAM production received from Inotera in 2010, future increases in NAND Flash production, and future All Other revenue under an imaging wafer supply agreement with Aptina; in “Gross Margin” regarding future charges from Inotera for underutilized capacity, future charges for inventory write-downs, gross margins from the Company’s imaging wafer supply agreement with Aptina; in “Selling, General and Administrative” regarding future legal expenses; in “Research and Development” regarding reductions of future research and development expenses in connection with the sale of a majority interest in Aptina; in “Restructure” regarding future levels of employees; in “Stock-based Compensation” regarding future costs to be recognized; in “Liquidity and Capital Resources” regarding capital spending in 2010, future distributions from IM Flash to Intel and capital contributions to TECH; and in “Recently Issued Accounting Standards” regarding the impact from the adoption of new accounting standards. The Company’s actual results could differ materially from the Company’s historical results and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in “Item 1A.  Risk Factors.” This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes for the year ended September 3, 2009.  All period references are to the Company’s fiscal periods unless otherwise indicated. The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  All tabular dollar amounts are in millions.  The Company’s fiscal 2009, which ended on September 3, 2009, contained 53 weeks and its fiscal 2008 and fiscal 2007 both contained 52 weeks.  All production data includes production of the Company and its consolidated joint ventures and the Company’s supply from Inotera.

Overview

The Company is a global manufacturer and marketer of semiconductor devices, principally DRAM and NAND Flash memory.  In addition, the Company manufactures semiconductor components for CMOS image sensors and other semiconductor products.  Its products are used in a broad range of electronic applications including personal computers, workstations, network servers, mobile phones and other consumer applications including Flash memory cards, USB storage devices, digital still cameras, MP3/4 players and in automotive applications.  The Company markets its products through its internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world.  The Company’s success is largely dependent on the market acceptance of a diversified portfolio of semiconductor products, efficient utilization of the Company’s manufacturing infrastructure, successful ongoing development of advanced process technologies and generation of sufficient return on research and development investments.

The Company has made significant investments to develop proprietary product and process technology that is implemented in its worldwide manufacturing facilities and through its joint ventures to enable the production of semiconductor products with increasing functionality and performance at lower costs.  The Company generally reduces the manufacturing cost of each generation of product through advancements in product and process technology such as its leading-edge line-width process technology and innovative array architecture.  The Company continues to introduce new generations of products that offer improved performance characteristics, such as higher data transfer rates, reduced package size, lower power consumption and increased memory density.  To leverage its significant investments in research and development, the Company has formed various strategic joint ventures under which the costs of developing memory product and process technologies are shared with its joint venture partners.  In addition, from time to time, the Company has also sold and/or licensed technology to other parties.  The Company is pursuing additional opportunities to recover its investment in intellectual property through partnering and other arrangements.

The semiconductor memory industry is experiencing a severe downturn due to a significant oversupply of products.  The downturn has been exacerbated by global economic conditions which have adversely affected demand for semiconductor memory products.  Average selling prices per gigabit for the Company’s DRAM and NAND Flash products declined 52% and 56%, respectively, for 2009 as compared to 2008, after declining 51% and 67%, respectively, for 2008 as compared to 2007, and declining 23% and 56%, respectively, for 2007 as compared to 2006.  These declines significantly outpaced the long-term historical pricing trend.  As a result of these market conditions, the Company and other semiconductor memory manufacturers reported substantial losses in recent periods.  The Company recognized net losses attributable to Micron of $1.9 billion for 2009, $1.7 billion for 2008 and $331 million for 2007.

In response to adverse market conditions, the Company initiated restructure plans in 2009, primarily within the Company’s Memory segment.  In the first quarter of 2009, IM Flash, a joint venture between the Company and Intel Corporation, terminated its agreement with the Company to obtain NAND Flash memory supply from the Company’s Boise facility, reducing the Company’s NAND Flash production by approximately 35,000 200mm wafers per month.  The Company and Intel also agreed to suspend tooling and the ramp of NAND Flash production at IM Flash’s Singapore wafer fabrication facility.  In addition, the Company phased out all remaining 200mm DRAM wafer manufacturing operations at its Boise, Idaho, facility in the second half of 2009.

Adjustment for Retrospective Application of New Accounting Standards: Effective at the beginning of 2010, the Company adopted new accounting standards for noncontrolling interests and certain convertible debt instruments.  The impact of the retrospective adoption of the new accounting standards is summarized below.

Noncontrolling interests:  Under the new standard, noncontrolling interests in subsidiaries is (1) reported as a separate component of equity in the consolidated balance sheets and (2) included in net income in the statement of operations.

Convertible debt instruments:  The new standard applies to convertible debt instruments that may be fully or partially settled in cash upon conversion and is applicable to the Company’s 1.875% convertible senior notes with an aggregate principal amount of $1.3 billion issued in May 2007 (the “Convertible Notes”).  The standard requires the liability and equity components of the Convertible Notes to be stated separately.  The liability component recognized at the issuance of the Convertible Notes equals the estimated fair value of a similar liability without a conversion option and the remainder of the proceeds received at issuance was allocated to equity.  In connection therewith, at the May 2007 issuance of the Convertible Notes there was a $402 million decrease in debt, a $394 million increase in additional capital, and an $8 million decrease in deferred debt issuance costs (included in other noncurrent assets).  In subsequent periods, the liability component recognized at issuance is increased to the principal amount of the Convertible Notes through the amortization of interest costs. Through 2009, $107 million of interest was amortized.

(See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Adjustment for Retrospective Application of New Accounting Standards.”)

Inotera Memories, Inc. (“Inotera”):  In the first quarter of 2009, the Company acquired a 35.5% ownership interest in Inotera, a publicly-traded entity in Taiwan, from Qimonda AG (“Qimonda”) for $398 million.  The interest in Inotera was acquired for cash, a portion of which was funded from loan proceeds of $200 million received from Nan Ya Plastics Corporation and $85 million received from Inotera.  Nan Ya Plastics is an affiliate of Nanya Technology Corporation (“Nanya”), a then 35.6% shareholder in Inotera. The loans were recorded at their fair values which reflect an aggregate discount of $31 million from their face amounts.  This aggregate discount was recorded as a reduction of the Company’s basis in its investment in Inotera.  The Company also capitalized $10 million of costs and other fees incurred in connection with the acquisition.  As a result of the above transactions, the initial carrying value of the Company’s investment in Inotera was $377 million.  On August 3, 2009, Inotera issued shares in a public offering for approximately $310 million that reduced the Company and Nanya’s ownership in Inotera to 29.8% and 29.9%, respectively.  As a result of Inotera’s public offering, the Company will recognize a gain of $59 million in the first quarter of 2010.

In connection with the acquisition of the shares in Inotera, the Company and Nanya entered into a supply agreement with Inotera (the “Inotera Supply Agreement”) pursuant to which Inotera will sell trench and stack DRAM products to the Company and Nanya.  The Company has rights and obligations to purchase up to 50% of Inotera’s wafer production capacity.  Inotera’s actual wafer production will vary from time to time based on market and other conditions.  Inotera’s trench production is expected to transition to the Company’s stack process technology.  Inotera charges the Company and Nanya for a portion of the costs associated with its underutilized capacity, if any.  The cost to the Company of wafers purchased under the Inotera Supply Agreement is based on a margin sharing formula among the Company, Nanya and Inotera.  Under such formula, all parties’ manufacturing costs related to wafers supplied by Inotera, as well as the Company’s and Nanya’s selling prices for the resale of products from wafers supplied by Inotera, are considered in determining costs for wafers from Inotera.  The Company’s purchase obligation includes purchasing Inotera’s trench DRAM capacity (less any trench DRAM products sold to Qimonda pursuant to a separate supply agreement between Inotera and Qimonda (the “Qimonda Supply Agreement”)).  Under the Qimonda Supply Agreement, Qimonda was obligated to purchase trench DRAM products resulting from wafers started for it by Inotera through July 2009 in accordance with a ramp down schedule specified in the Qimonda Supply Agreement.  In the second quarter of 2009, Qimonda filed for bankruptcy protection and defaulted on its obligations to purchase products from Inotera.  Pursuant to the Company’s obligations under the Inotera Supply Agreement, the Company recorded $95 million of charges to cost of goods sold in 2009 for underutilized capacity.

The Company’s results of operations for 2009 also include losses of $130 million for the Company’s share of Inotera’s losses from the acquisition date through the second calendar quarter of 2009.  The Company accounts for its interest in Inotera under the equity method and does not consolidate Inotera.  The Company recognizes its share of earnings or losses from Inotera for a period that lags the Company’s fiscal periods by two months.  As of September 3, 2009, the Company had recorded $3 million to accumulated other comprehensive income in the accompanying consolidated balance sheet for cumulative translation adjustments for its investment in Inotera.  During the third quarter of 2009, the Company received $50 million from Inotera pursuant to the terms of a technology transfer agreement.  As of September 3, 2009, the carrying value of the Company’s equity investment in Inotera was $229 million.

(See “Item 8. Financial Statements and Supplementary Data  – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments – DRAM joint ventures with Nanya”)

Aptina Imaging Corporation (“Aptina”):  On July 10, 2009, the Company sold a 65% interest in Aptina, previously a wholly-owned subsidiary of the Company and a significant component of the Company’s All Other segments, to Riverwood Capital (“Riverwood”) and TPG Capital (“TPG”).  In connection with the transaction, the Company received approximately $35 million in cash and retained a 35% interest in Aptina.  A portion of the 65% interest held by Riverwood and TPG are convertible preferred shares and have a liquidation preference over the common shares.  As a result, the Company’s interest represents 64% of Aptina’s common stock.  The Company also retained all cash held by Aptina and its subsidiaries.  The Company recorded a loss of $41 million in connection with the sale. Under the equity method, the Company will recognize its share of Aptina’s results of operations based on its 64% share of Aptina’s common stock on a two-month lag beginning in 2010.  As of September 3, 2009, the Company’s investment in Aptina was $44 million.  The Company continues to manufacture products for Aptina under a wafer supply agreement.  The Company anticipates that pricing under the Aptina wafer supply agreement will generally result in lower gross margins than historically realized on sales of CMOS image products to end customers.  The Company also anticipates that the sale of the majority interest in Aptina will significantly reduce research and development costs and other operating expenses.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments  – Aptina”)

Inventory write-downs: The Company’s results of operations for the second and first quarters of 2009 included charges of $234 million and $369 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.  For the fourth, second and first quarters of 2008, the Company recorded inventory charges of $205 million, $15 million and $62 million, respectively.

Results of Operations

	2009		2008		2007
	(in millions and as a percent of net sales)

Net sales:
Memory	$4,290	89%	$5,188	89%	$5,001	88%
All Other	513	11%	653	11%	687	12%
	$4,803	100%	$5,841	100%	$5,688	100%

Gross margin:
Memory	$(522)	(12)%	$(241)	(5)%	$845	17%
All Other	82	16%	186	28%	233	34%
	$(440)	(9)%	$(55)	(1)%	$1,078	19%

Selling, general and administrative	$354	7%	$455	8%	$610	11%
Research and development	647	13%	680	12%	805	14%
Restructure	70	1%	33	1%	19	0%
Goodwill impairment	58	1%	463	8%	--	--
Other operating (income) expense, net	107	2%	(91)	(2)%	(76)	(1)%
Net loss attributable to Micron	(1,882)	(39)%	(1,655)	(28)%	(331)	(6)%

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.

Amounts in the table above have been adjusted to reflect the retrospective application of new accounting standards for noncontrolling interests and certain convertible debt instruments.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Adjustment for Retrospective Application of New Accounting Standards.”)

In 2009, the Company had two reportable segments, Memory and Imaging.  In the first quarter of 2010, Imaging no longer met the quantitative thresholds of a reportable segment and management does not expect that Imaging will meet the quantitative thresholds in future years.  As a result, Imaging was no longer considered a reportable segment and was included in the Company’s All Other nonreportable segments.  All amounts herein have been recast to reflect Imaging in All Other.  The Memory segment’s primary products are DRAM and NAND Flash memory.  Operating results of All Other primarily reflect activity of Imaging.

Net Sales

Total net sales for 2009 decreased 18% as compared to 2008 primarily due to a 17% decrease in Memory sales and a 21% decrease in All Other sales.  Memory sales for 2009 reflect significant declines in per gigabit average selling prices partially offset by significant increases in gigabits sold as compared to 2008.  Memory sales were 89% of total net sales for 2009 and 2008 and 88% for 2007.  The 21% decrease in All Other sales for 2009 was primarily due to lower sales volume and average sales prices for CMOS image sensor products.  Total net sales for 2008 increased 3% as compared to 2007 primarily due to a 4% increase in Memory sales partially offset by a 5% decrease in All Other sales.

In response to adverse market conditions, the Company shut down production of NAND for IM Flash at the Company’s Boise fabrication facility beginning in the second quarter of 2009 and phased out the remainder of its 200mm DRAM production at the Boise fabrication facility in the second half of 2009.  In addition, the Company implemented production slowdowns at some of its manufacturing facilities during 2009.  Production of Memory and All Other products in 2009 was affected by the shutdown of the Boise fabrication facility and slowdowns at other facilities.  The Company will adjust utilization of 200mm wafer processing capacity as product demand varies.

The Company has formed partnering arrangements under which it has sold and/or licensed technology to other parties.  The Company’s Memory segment recognized royalty and license revenue of $135 million in 2009 and $58 million in 2008.

Memory:  Memory sales for 2009 decreased 17% from 2008 primarily due to a 23% decrease in sales of DRAM products and a 10% decrease in sales of NAND Flash products.

Sales of DRAM products for 2009 decreased from 2008 primarily due to a 52% decline in average selling prices mitigated by a 56% increase in gigabits sold.  Gigabit production of DRAM products increased 52% for 2009 despite the shutdown of the Boise fabrication facility and production slowdowns at other 200mm wafer fabrication facilities.  The DRAM production increase was primarily due to production efficiencies achieved primarily through transitions to higher density, advanced geometry devices.  In the fourth quarter of 2009, the Company began receiving trench DRAM products from Inotera.  The Company expects that in 2010 its DRAM production will increase as a result of increases in stack and trench DRAM production purchased from Inotera. Sales of DDR2 and DDR3 DRAM, the Company’s highest volume products, were 29% of the Company’s total net sales for 2009 and 2008 and were 32% for 2007.

The Company sells NAND Flash products in three principal channels: 1) to Intel Corporation (“Intel”) through its IM Flash consolidated joint venture at long-term negotiated prices approximating cost, 2) to original equipment manufacturers (“OEM’s”) and other resellers and 3) to retail customers.  Aggregate sales of NAND Flash products for 2009 decreased 10% from 2008 and represented 39% of the Company’s total net sales for 2009 as compared to 35% for 2008 and 23% for 2007

Sales through IM Flash to Intel were $886 million for 2009, $1,037 million for 2008 and $497 million for 2007.  For 2009, average selling prices for IM Flash sales to Intel decreased significantly due to a 61% reduction in costs per gigabit.  However, gigabit sales to Intel were 110% higher in 2009 as compared to 2008 primarily due to an 85% increase in gigabit production of NAND Flash products over the same period as a result of the Company’s continued transition to higher density 34 nanometer (nm) NAND Flash products and other improvements in product and process technologies.  The increase in NAND Flash production was achieved despite the shutdown of 200mm NAND Flash production which began in the second quarter of 2009.  The Company expects that its gigabit production of NAND Flash products will continue to increase in 2010 but at a slower rate than in 2009.

Aggregate sales of NAND Flash products to the Company’s OEM, resellers and retail customers were 4% lower for 2009 as compared to 2008 primarily due a 52% decline in average selling prices, partially offset by a 100% increase in gigabit sales.  Average selling prices to the Company’s OEM and reseller customers for 2009 decreased approximately 41% compared to 2008, while average selling prices of the Company’s Lexar brand, directed primarily at the retail market, decreased approximately 62% for 2009 compared to 2008.

Memory sales for 2008 increased 4% from 2007 primarily due to a 55% increase in sales of NAND Flash products offset by a 15% decrease in sales of DRAM products.  Sales of NAND Flash products for 2008 increased from 2007 primarily due to an increase of approximately 370% in gigabits sold as a result of production increases partially offset by a decline of 67% in average selling prices per gigabit.  Gigabit production of NAND Flash products increased approximately 350% for 2008 as compared to 2007, primarily due to the continued ramp of NAND Flash products at the Company’s 300mm fabrication facilities and transitions to higher density, advanced geometry devices.  Sales of DRAM products for 2008 decreased from 2007 primarily due to a decline of 51% in average selling prices (which included the effects of a $50 million charge to revenue in the first quarter of 2007 as a result of a settlement agreement with a class of direct purchasers of certain DRAM products), mitigated by an increase in gigabits sold of approximately 70%.  Gigabit production of DRAM products increased approximately 70% for 2008, primarily due to production efficiencies from improvements in product and process technologies, including TECH’s conversion to 300mm wafer fabrication.

All Other:  All Other sales for 2009 decreased by 21% from 2008 primarily due to decreased unit sales and declines in average selling prices for CMOS image sensor products.  Demand for All Other products in 2009 was adversely impacted by weakness in the mobile phone markets.   All Other sales for 2009 were also negatively impacted by the Company’s sale of a 65% interest in Aptina on July 10, 2009.  After the sale of the Company’s 65% interest in Aptina, revenue from the sales of CMOS image sensors is derived entirely from sales of wafers to Aptina under a wafer supply agreement.  The Company anticipates that pricing under the wafer supply agreement will generally result in lower revenue than historically realized on sales by the Company of CMOS image sensor products to end customers.  All Other sales for 2008 decreased 5% from 2007 primarily due to significant declines in average selling prices by product type for CMOS image sensor products partially offset by a shift in product mix from products with 1-megapixel or lower resolution to products with 3-megapixel or higher resolution, which had higher average selling prices per unit.  All Other sales were 11% of the Company’s total net sales for 2009 and 2008 and 12% for 2007.

Gross Margin

The Company’s overall gross margin percentage declined from negative 1% for 2008 to negative 9% for 2009 due to declines in the gross margins for both Memory and All Other primarily as a result of severe pricing pressure mitigated by cost reductions.  The Company’s overall gross margin percentage declined from 19% for 2007 to negative 1% for 2008 primarily due to a decrease in the gross margin percentage for Memory as a result of significant declines in average selling prices.  Production slowdowns implemented at some of the Company’s 200mm manufacturing facilities during 2009 adversely affected per gigabit costs of Memory products and per unit costs of All Other products.

Memory:  The Company’s gross margin percentage for Memory products declined from negative 5% for 2008 to negative 12% for 2009 primarily due to declines in the gross margin for DRAM products partially offset by improvements in the gross margin for NAND Flash products.  Gross margins for 2009 were positively affected by significant cost reductions for DRAM and NAND Flash products and the effects of selling memory products that were subject to inventory write-downs in 2008, as discussed in more detail below.  Gross margins for Memory products in 2009 were adversely affected by $187 million of costs associated with underutilized capacity, primarily from Inotera and IM Flash’s Singapore facility.  The Company expects that underutilized capacity costs from Inotera will decrease substantially in 2010 as Inotera increases its utilization of production capacity.

The Company’s gross margins for Memory in 2009, 2008 and 2007 were impacted by charges to write down inventories to their estimated market values as a result of the significant decreases in average selling prices for both DRAM and NAND Flash products.  As charges to write down inventories are recorded in advance of when inventories are sold, gross margins in subsequent reporting periods are higher than they otherwise would be.  The impact of inventory write-downs on gross margins for all periods reflects inventory write-downs less the estimated net effect of prior period write-downs.  The effects of inventory write-downs on gross margin by period were as follows:

	2009	2008	2007

Inventory write-downs	$(603)	$(282)	$(20)
Estimated effect of previous inventory write-downs	767	98	--
Net effect of inventory write-downs	$164	$(184)	$(20)

In future periods, the Company will be required to record additional inventory write-downs if estimated average selling prices of products held in finished goods and work in process inventories at a quarter-end date are below the manufacturing cost of those products.

Declines in gross margins on sales of DRAM products for 2009 as compared to 2008 were primarily due to the 52% decline in average selling prices mitigated by 40% reduction in costs per gigabit.  The reduction in DRAM costs per gigabit was primarily due to production efficiencies achieved through transitions to higher-density, advanced-geometry devices.  DRAM production costs for 2009 were adversely impacted by $95 million of underutilized capacity costs from Inotera.

The Company’s gross margin on sales of NAND Flash products for 2009 improved from 2008, despite a 56% decrease in overall average selling prices per gigabit, primarily due to a 61% reduction in costs per gigabit.  The reduction in NAND Flash costs per gigabit was primarily due to lower manufacturing costs as a result of increased production of higher-density, advanced-geometry devices, in particular from the Company’s transition to 34nm process technology.  Gross margins on sales of NAND Flash products reflect sales of approximately half of IM Flash’s output to Intel at long-term negotiated prices approximating cost.

The Company’s gross margin percentage for Memory products declined from 17% for 2007 to negative 5% for 2008 primarily due to the significant decreases in average selling prices, write-downs of inventories to their estimated market values and the shift in product mix to NAND Flash products (which had a significantly lower gross margin than DRAM products in 2008), mitigated by cost reductions.  The Company’s gross margin for DRAM products for 2008 declined from 2007, primarily due to the 51% decline in average selling prices per gigabit mitigated by a 38% reduction in costs per gigabit.  Cost reductions in 2008 for DRAM products were partially offset by inventory write-downs.  The Company’s gross margin for NAND Flash products for 2008 declined from 2007 primarily due to the 67% decline in average selling prices per gigabit mitigated by a 64% reduction in costs per gigabit.  Cost reductions in 2008 primarily reflect lower manufacturing costs and lower costs of NAND Flash products purchased for sale under the Company’s Lexar brand.   NAND Flash costs for 2008 were also reduced by a recovery of $70 million for price adjustments for NAND Flash products purchased from other suppliers in prior periods.  Cost reductions in 2008 for NAND Flash Products were partially offset by inventory write-downs.

All Other:  The Company’s gross margin percentage for All Other declined from 28% for 2008 to 16% for 2009 primarily due to declines in average selling prices for CMOS image sensor products and costs associated with underutilized production capacity.  The decrease in the gross margin percentage for 2009 was mitigated by a shift in product mix to products with 3-megapixels or more, which realized higher margins.  All Other gross margins subsequent to the Company’s sale of a 65% interest in Aptina on July 10, 2009, are affected by the transition to a wafer foundry manufacturing model wherein the Company sells all of its output CMOS image sensor products to Aptina under a wafer supply agreement.  The Company anticipates that pricing under the wafer supply agreement will generally result in lower gross margins than historically realized by the Company on sales of CMOS image sensor products to end customers.  The Company’s gross margin for All Other declined to 28% for 2008 from 34% for 2007 primarily due to declines in average selling prices mitigated by cost reductions and a shift to higher resolution products that realized better gross margins.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses for 2009 decreased 22% from 2008, primarily due to lower payroll expenses and other costs related to the Company’s restructure initiatives and lower legal expenses.  Lower payroll expenses reflect reductions in headcount, variable pay, salary levels and employee benefits.  SG&A expenses for 2008 decreased 25% from 2007 primarily due to lower legal costs as well as lower payroll costs and other expenses driven by the Company’s restructure initiatives.  The reduction of payroll costs in 2008 was primarily the result of a decrease in employee headcount.  In 2007, the Company recorded a $31 million charge to SG&A as a result of the settlement of certain antitrust class action (direct purchaser) lawsuits.  Future SG&A expense is expected to vary, potentially significantly, depending on, among other things, the number of legal matters that are resolved relatively early in their life-cycle and the number of matters that progress to trial.  SG&A expenses by segment were as follows:

	2009	2008	2007

Memory	$315	$385	$532
All Other	39	70	78
	$354	$455	$610

Research and Development

Research and development (“R&D”) expenses vary primarily with the number of development wafers processed, the cost of advanced equipment dedicated to new product and process development, and personnel costs.  Because of the lead times necessary to manufacture its products, the Company typically begins to process wafers before completion of performance and reliability testing.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  R&D expenses can vary significantly depending on the timing of product qualification as costs incurred in production prior to qualification are charged to R&D.

R&D expenses for 2009 decreased 5% from 2008 primarily due to lower payroll costs and decreases in costs of development wafers processed.  Lower payroll expenses reflect reductions in variable pay, salary levels and employee benefits.  R&D expenses were reduced by $107 million in 2009, $148 million in 2008 and $240 million in 2007 for amounts reimbursable from Intel under a NAND Flash R&D cost-sharing arrangement.  R&D expenses for 2008 decreased 16% from 2007 primarily due to decreases in development wafers processed and lower payroll costs driven by the Company’s restructure initiatives.  The Company expects that the sale of a majority interest in Aptina in the fourth quarter of 2009 will reduce R&D expenses in future periods.  R&D expenses by segment were as follows:

	2009	2008	2007

Memory	$529	$536	$648
All Other	118	144	157
	$647	$680	$805

The Company’s process technology research and development (“R&D”) efforts are focused primarily on development of successively smaller line-width process technologies which are designed to facilitate the Company’s transition to next generation memory products.  Additional process technology R&D efforts focus on the enablement of advanced computing and mobile memory architectures, the investigation of new opportunities that leverage the Company’s core semiconductor expertise, and the development of new manufacturing materials.  Product design and development efforts are concentrated on the Company’s high density DDR3 and mobile products, as well as high density and mobile NAND Flash memory (including MLC technology), specialty memory products and memory systems.

Restructure

In response to a severe downturn in the semiconductor memory industry and global economic conditions, the Company initiated restructure plans in 2009 primarily within the Company’s Memory segment.  In the first quarter of 2009, IM Flash, a joint venture between the Company and Intel, terminated its agreement with the Company to obtain NAND Flash memory supply from the Company’s Boise facility, reducing the Company’s NAND Flash production by approximately 35,000 200mm wafers per month.  In connection with the termination of the NAND Flash memory supply agreement, Intel paid the Company $208 million in 2009.  The Company and Intel also agreed to suspend tooling and the ramp of NAND Flash production at IM Flash’s Singapore wafer fabrication facility.  In addition, the Company phased out all remaining 200mm DRAM wafer manufacturing operations in Boise, Idaho in the second half of 2009.  As a result of these restructure plans, the Company reduced employment in 2009 by approximately 4,600 employees, or approximately 20%.  Due to improvements in market conditions and the pursuit of new business opportunities, future reduction in employees may not occur.  In 2008 and 2007, to reduce costs, the Company implemented restructure initiatives including workforce reductions and relocating and outsourcing certain of its operations.  The following table summarizes restructure charges (credits) resulting from the Company’s restructure activities:

	2009	2008	2007

Write-down of equipment	$152	$--	$--
Severance and other employee costs	60	23	18
Gain from termination of NAND Flash supply agreement	(144)	--	--
Other	2	10	1
	$70	$33	$19

Goodwill Impairment

In the second quarter of 2009, the Company’s imaging operations (part of All Other segments) experienced a severe decline in sales, margins and profitability due to a significant decline in demand for products as a result of the downturn in global economic conditions.  The drop in market demand resulted in significant declines in average selling prices and unit sales.  Due to these market and economic conditions, the Company’s imaging operations and its competitors experienced significant declines in market value.  As a result, the Company concluded that there were sufficient factual circumstances for interim impairment analyses under SFAS No. 142 and it performed an assessment of goodwill for impairment.  Based on the results of the impairment analysis, the Company wrote off all $58 million of goodwill relating to its imaging operations in the second quarter of 2009.

In the first and second quarters of 2008, the Company experienced a sustained, significant decline in its stock price.  As a result of the decline in stock price, the Company’s market capitalization fell significantly below the recorded value of its consolidated net assets for most of the second quarter of 2008.  The reduced market capitalization reflected, in part, the Memory segment’s lower average selling prices and expected continued weakness in pricing for the Company’s Memory products.  Due to these market and economic conditions, the Company concluded that there were sufficient factual circumstances for interim impairment analyses of its Memory segment under SFAS No. 142 and it performed an assessment of goodwill for impairment.  Based on the results of the impairment analysis, the Company wrote off all $463 million of goodwill relating to its Memory segment in the second quarter of 2008.

(See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Goodwill.”)

Other Operating (Income) Expense, Net

Other operating (income) expense consisted of the following:

	2009	2008	2007

(Gain) loss on disposition of property, plant and equipment	$54	$(66)	$(43)
Loss on sale of majority interest in Aptina	41	--	--
Losses from changes in currency exchange rates	30	25	14
Other	(18)	(50)	(47)
	$107	$(91)	$(76)

In the table above, “Other” for 2008 included $38 million for receipts from the U.S. government in connection with anti-dumping tariffs and for 2007, included $30 million from the sale of certain intellectual property to Toshiba Corporation and $7 million in grants received in connection with the Company’s operations in China.

Income Taxes

Income taxes for 2009, 2008 and 2007 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The benefit for taxes on U.S. operations in 2009, 2008 and 2007 was substantially offset by changes in the valuation allowance.  As of September 3, 2009, the Company had aggregate U.S. tax net operating loss carryforwards of $4.2 billion and unused U.S. tax credit carryforwards of $212 million.  The Company also had unused state tax net operating loss carryforwards of $2.6 billion and unused state tax credits of $198 million as of September 3, 2009.  Substantially all of the net operating loss carryforwards expire in 2022 to 2029 and substantially all of the tax credit carryforwards expire in 2013 to 2029.  Due to the expiration of certain foreign statutes of limitations, the Company recognized approximately $15 million of previously unrecognized tax benefits in 2008.

Equity in Net Losses of Equity Method Investees

In connection with its DRAM partnering arrangements with Nanya, the Company has investments in two Taiwan DRAM memory companies accounted for as equity method investments:  Inotera and MeiYa.  Inotera and MeiYa each have fiscal years that end on December 31.  The Company recognizes its share of Inotera’s and MeiYa’s quarterly earnings or losses for the calendar quarter that ends within the Company’s fiscal quarter.  This results in the recognition of the Company’s share of earnings or losses from these entities for a period that lags the Company’s fiscal periods by two months.  The Company recognized losses from these equity method investments of $140 million for 2009.

As a result of its sale of a 65% interest in its Aptina subsidiary on July 10, 2009, the Company’s investment in Aptina is accounted for as an equity method investment.  The Company’s shares in Aptina constitute 35% of Aptina’s total common and preferred stock and 64% of Aptina’s common stock.  Under the equity method, the Company recognizes its share of Aptina’s results of operations based on its 64% share of Aptina’s common stock on a two-month lag beginning in 2010.

(See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments.”)

Noncontrolling Interests in Net (Income) Loss

Noncontrolling interests for 2009, 2008 and 2007 primarily reflects the share of income or losses of the Company’s TECH joint venture attributed to the noncontrolling interests in TECH.  The Company purchased $99 million of TECH shares on February 27, 2009, $99 million of TECH shares on June 2, 2009, and $60 million of TECH shares on August 27, 2009.  As a result, noncontrolling interests in TECH were reduced from approximately 27% as of August 28, 2008 to approximately 15% in August 2009.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – TECH Semiconductor Singapore Pte. Ltd.”)

Stock-based Compensation

Total compensation cost for the Company’s equity plans in 2009, 2008 and 2007 was $44 million, $48 million and $44 million, respectively.  Stock compensation expenses fluctuate based on assessments of whether performance conditions will be achieved for the Company’s performance-based stock grants.  As of September 3, 2009, $71 million of total unrecognized compensation cost related to non-vested awards was expected to be recognized through the fourth quarter of 2013.

Liquidity and Capital Resources

As of September 3, 2009, the Company had cash and equivalents and short-term investments totaling $1,485 million compared to $1,362 million as of August 28, 2008.  The balance as of September 3, 2009, included $114 million held at the Company’s IM Flash joint ventures and $188 million held at the Company’s TECH joint venture.  The Company’s ability to access funds held by the joint ventures to finance the Company’s other operations is subject to agreement by the joint venture partners, debt covenants and contractual limitations.  Amounts held by TECH are not anticipated to be available to finance the Company’s other operations.

The Company’s liquidity is highly dependent on average selling prices for its products and the timing of capital expenditures, both of which can vary significantly from period to period.  Depending on conditions in the semiconductor memory market, the Company’s cash flows from operations and current holdings of cash and investments may not be adequate to meet the Company’s needs for capital expenditures and operations.  Historically, the Company has used external sources of financing to fund these needs.  Due to conditions in the credit markets, it may be difficult to obtain financing on terms acceptable to the Company.  The Company significantly reduced its actual capital expenditures for 2009 and planned capital expenditures for 2010.  In addition, the Company is considering further financing alternatives, continuing to limit capital expenditures and implementing further cost reduction initiatives.

Operating activities:  Net cash provided by operating activities was $1,206 million in 2009 which reflected approximately $642 million generated from the production and sales of the Company’s products and approximately $564 million provided from the management of working capital.  Specifically, the Company reduced the amount of working capital as of September 3, 2009 invested in inventories by $304 million and receivables by $126 million as compared to August 28, 2008.

Investing activities:  Net cash used for investing activities was $674 million in 2009, which included cash expenditures of $488 million for property, plant and equipment and cash expenditures of $408 million for the acquisition of a 35.5% interest in Inotera, partially offset by the net effect of maturities and purchases of marketable investment securities of $124 million.  A significant portion of the capital expenditures related to IM Flash and TECH operations.  The Company believes that to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, it must continue to invest in manufacturing technologies, facilities and capital equipment and research and development.  The Company expects that capital spending will be approximately $750 million to $850 million for 2010.  As of September 3, 2009, the Company had commitments of approximately $276 million for the acquisition of property, plant and equipment, most of which is expected to be paid within one year.

Financing activities:  Net cash used for financing activities was $290 million in 2009, which primarily reflects $705 million of distributions to joint venture partners, $429 million in debt payments and $144 million in payments on equipment purchase contracts, partially offset by $716 million in proceeds from borrowings and $276 million in net proceeds from the issuance of common stock.

On April 15, 2009, the Company issued 69.3 million shares of common stock for $4.15 per share in a registered public offering.  The Company received net proceeds of $276 million after deducting underwriting fees and other offering costs of $12 million.

On April 15, 2009, the Company issued $230 million of 4.25% Convertible Senior Notes due October 15, 2013 (the “4.25% Senior Notes”).  Issuance costs associated with the 4.25% Senior Notes totaled $7 million. The initial conversion rate for the 4.25% Senior Notes is 196.7052 shares of common stock per $1,000 principal amount of the 4.25% Senior Notes. This is equivalent to an initial conversion price of approximately $5.08 per share of common stock. Holders of the 4.25% Senior Notes may convert their 4.25% Senior Notes at any time prior to maturity, unless previously redeemed or repurchased.  The Company may not redeem the 4.25% Senior Notes prior to April 20, 2012.  On or after April 20, 2012, the Company may redeem for cash all or part of the 4.25% Senior Notes if the closing price of its common stock has been at least 135% of the conversion price for at least 20 trading days during a 30 consecutive trading day period.

Concurrent with the offering of the 4.25% Senior Notes, the Company also entered into capped call transactions (the “2009 Capped Calls”) that have an initial strike price of approximately $5.08 per share, subject to certain adjustments, which was set to equal the initial conversion price of the 4.25% Senior Notes.  The 2009 Capped Calls have a cap price of $6.64 per share and cover an approximate combined total of 45.2 million shares of common stock, and are subject to standard adjustments for instruments of this type.  The 2009 Capped Calls are intended to reduce the potential dilution upon conversion of the 4.25% Senior Notes.  If, however, the market value per share of the common stock, as measured under the terms of the 2009 Capped Calls, exceeds the applicable cap price of the 2009 Capped Calls, there would be dilution to the extent that the then market value per share of the common stock exceeds the cap price.  The 2009 Capped Calls expire in October and November of 2012.  The Company paid approximately $25 million to purchase the 2009 Capped Calls.

On February 23, 2009, the Company entered into a Singapore dollar-denominated term loan agreement with the Singapore Economic Development Board (“EDB”) enabling the Company to borrow up to $300 million Singapore dollars at 5.4% per annum.  The terms of the agreement require the Company to use the proceeds from any borrowings under the agreement to make equity contributions to its TECH Company’s joint venture subsidiary.  The loan agreement further required that TECH use the proceeds from the Company’s equity contributions to purchase production assets and meet certain production milestones related to the implementation of advanced process manufacturing.  The loan contains a covenant that limits the amount of indebtedness TECH can incur without approval from the EDB.  The loan is collateralized by the Company’s shares in TECH up to a maximum of 66% of TECH’s outstanding shares.  The Company drew $150 million Singapore dollars in the second quarter of 2009 and an additional $150 million Singapore dollar in the third quarter of 2009.  The aggregate $300 million Singapore dollars outstanding ($208 million U.S. dollars as of September 3, 2009) is due in February 2012 with interest payable quarterly.

In the first quarter of 2009, in connection with its purchase of its interest in Inotera, the Company entered into a two-year, variable rate term loan with Nan Ya Plastics and a six-month, variable rate term loan with Inotera.  The Company received loan proceeds of $200 million from Nan Ya Plastics and $85 million from Inotera.  The Company repaid the $85 million Inotera loan in the third quarter of 2009.  Under the terms of the Nan Ya Plastics loan agreement, interest is payable quarterly at LIBOR plus 2%.  The interest rate resets quarterly and was 2.4% per annum as of September 3, 2009.  Based on imputed interest rate of 12.1%, the Company recorded the Nan Ya Plastics loan net of a discount of $28 million, which is recognized as interest expense over the life of the loan.  The Nan Ya Plastics loan is collateralized by a first priority security interest in the Inotera shares owned by the Company (approximate carrying value of $229 million as of September 3, 2009).

In 2008, the Company’s TECH joint venture subsidiary drew $600 million under a credit facility at SIBOR plus 2.5%.  The credit facility is collateralized by substantially all of the assets of TECH (approximately $1,498 million as of September 3, 2009) and contains covenants that, among other requirements, establish certain liquidity, debt service coverage and leverage ratios, and restrict TECH’s ability to incur indebtedness, create liens and acquire or dispose of assets.  TECH repaid $50 million of principal amounts in 2009 and remaining payments are due in $50 million quarterly installments from September 2009 through May 2012.  Under the terms of the credit facility, TECH held $30 million in restricted cash as of September 3, 2009, which was increased to $60 million in the first quarter of 2010.  The Company has guaranteed approximately 85% of the outstanding amount borrowed under TECH’s credit facility and the Company’s guarantee could increase up to 100% of the outstanding amount borrowed under the facility based on further increases in the Company’s ownership interest in TECH and other conditions.

(See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Debt.”)

Joint ventures:  In 2009, IM Flash distributed $695 million to Intel and the Company expects that it will make additional distributions to Intel in 2010.  Timing of these distributions and any future contributions, however, is subject to market conditions and approval of the partners.

The Company purchased $99 million of TECH shares on February 27, 2009, $99 million of TECH shares on June 2, 2009, and $60 million of TECH shares on August 27, 2009.  As a result, the Company’s ownership interest in TECH increased from approximately 73% as of August 28, 2008 to approximately 85% in August 2009. The Company expects to make additional capital contributions to TECH in 2010 to support its continued transition to 50nm wafer processing.  The timing and amount of these contributions is subject to market conditions.

Contractual obligations:  The following table summarizes the Company’s significant contractual obligations at September 3, 2009, and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future periods.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Notes payable (1)	$2,785	$337	$854	$1,594	$--
Capital lease obligations (1)	650	188	323	42	97
Operating leases	73	17	24	17	15
Purchase obligations	642	469	146	9	18
Other long-term liabilities	249	--	111	35	103
Total	$4,399	$1,011	$1,458	$1,697	$233

(1) Includes interest

The obligations disclosed above do not include contractual obligations recorded on the Company’s balance sheet as current liabilities except for the current portion of long-term debt.  The expected timing of payment amounts of the obligations discussed above is estimated based on current information.  Timing and actual amounts paid may differ depending on the timing of receipt of goods or services, market prices or changes to agreed-upon amounts for some obligations.

Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that meet any of the following criteria: (1) they are noncancelable, (2) the Company would incur a penalty if the agreement was cancelled, or (3) the Company must make specified minimum payments even if it does not take delivery of the contracted products or services (“take-or-pay”).  If the obligation to purchase goods or services is noncancelable, the entire value of the contract was included in the above table.  If the obligation is cancelable, but the Company would incur a penalty if cancelled, the dollar amount of the penalty was included as a purchase obligation.  Contracted minimum amounts specified in take-or-pay contracts are also included in the above table as they represent the portion of each contract that is a firm commitment.

Pursuant to the Inotera Supply Agreement, the Company has an obligation to purchase up to 50% of Inotera’s output of semiconductor memory components subject to specific terms and conditions.  As purchase quantities are based on qualified production output, the Inotera Supply Agreement does not contain a fixed or minimum purchase quantity and therefore the Company did not include its obligations under the Inotera Supply Agreement in the contractual obligations table above.  The Company’s obligation under the Inotera Supply Agreement also fluctuates due to pricing which is based on manufacturing costs and margins associated with the resale of DRAM products.  Pursuant to the Company’s obligations under the Inotera Supply Agreement, the Company purchased $46 million of trench DRAM products from Inotera in 2009.

Off-Balance Sheet Arrangements

Concurrent with the offering of the 1.875% Convertible Notes in May 2007, the Company paid approximately $151 million for three Capped Call transactions (the “Capped Calls”).  The Capped Calls cover an aggregate of approximately 91.3 million shares of common stock.  The Capped Calls are in three equal tranches with cap prices of $17.25, $20.13 and $23.00 per share, respectively, each with an initial strike price of approximately $14.23 per share, subject to certain adjustments.  The Capped Calls expire on various dates between November 2011 and December 2012.  The Capped Calls are intended to reduce potential dilution upon conversion of the Convertible Notes.

Concurrent with the offering of the 4.25% Senior Notes in April, 2009, the Company paid approximately $25 million for three capped call instruments that have an initial strike price of approximately $5.08 per share (the “2009 Capped Calls”).  The 2009 Capped Calls have a cap price of $6.64 per share and cover an aggregate of approximately 45.2 million shares of common stock.  The Capped Calls expire in October and November of 2012.  The 2009 Capped Calls are intended to reduce potential dilution upon conversion of the 4.25% Senior Notes.

(See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Shareholders’ Equity – Capped Call Transactions.”)

Recently Adopted Accounting Standards

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  FSP No. APB 14-1 requires that issuers of convertible debt instruments that may be settled in cash upon conversion separately account for the liability and equity components of such instruments in a manner such that interest cost will be recognized at the entity’s nonconvertible debt borrowing rate in subsequent periods.  The Company adopted this standard as of the beginning of 2010 and retrospectively accounted for its $1.3 billion of 1.875% convertible senior notes under the provisions of FSP No. APB 14-1 from the May 2007 issuance date of the notes.  As a result, prior financial statement amounts were recast.  (See “Adjustment for Retrospective Application of New Accounting Standards” note.)

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  SFAS No. 160 requires that (1) noncontrolling interests be reported as a separate component of equity, (2) net income attributable to the parent and to the noncontrolling interest be separately identified in the statement of operations, (3) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and (4) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value.  The Company adopted SFAS No. 160 effective as of the beginning of 2010.  As a result of the retrospective adoption of the presentation and disclosure requirements, prior financial statement amounts were recast.  (See “Adjustment for Retrospective Application of New Accounting Standards” note.)

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”.  Under SFAS No. 159, an entity may elect to measure many financial instruments and certain other items at fair value on an instrument by instrument basis, subject to certain restrictions.  The Company adopted SFAS No. 159 effective as of the beginning of 2009.  The Company did not elect to measure any existing items at fair value upon the adoption of SFAS No. 159.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 (as amended by subsequent FSP’s) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  The Company adopted SFAS No. 157 effective as of the beginning of 2009 for financial assets and financial liabilities.  The adoption did not have a significant impact on the Company’s financial statements.  SFAS No. 157 is also effective for all other assets and liabilities of the Company as of the beginning of 2010.  The Company does not expect the adoption to have a significant impact on its financial statements as of the adoption date.  The impact to periods subsequent to the initial adoption of SFAS No. 157 for nonfinancial assets and liabilities will depend on the nature and extent of nonfinancial assets and liabilities measured at fair value after the beginning of 2010.

Recently Issued Accounting Standards

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”), which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities.  The Company is required to adopt SFAS No. 167 as of the beginning of 2011.  The Company is evaluating the impact the adoption of SFAS No. 167 will have on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”), which establishes the principles and requirements for how an acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase and (3) determines what information to disclose.  SFAS No. 141(R) is effective for the Company as of the beginning of 2010.  The impact of the adoption of SFAS No. 141(R) will depend on the nature and extent of business combinations occurring after the beginning of 2010.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted future events and various other assumptions that the Company believes to be reasonable under the circumstances.  Estimates and judgments may vary under different assumptions or conditions.  The Company evaluates its estimates and judgments on an ongoing basis.  Management believes the accounting policies below are critical in the portrayal of the Company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments.

Acquisitions and consolidations:  Determination and the allocation of the purchase price of acquired operations significantly influences the period in which costs are recognized.  Accounting for acquisitions and consolidations requires the Company to estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given, which involves a number of judgments, assumptions and estimates that could materially affect the amount and timing of costs recognized.  The Company typically obtains independent third party valuation studies to assist in determining fair values, including assistance in determining future cash flows, appropriate discount rates and comparable market values.  Determining whether or not to consolidate a variable interest entity may require judgment in assessing whether the Company is the entity’s primary beneficiary.

Contingencies:  The Company is subject to the possibility of losses from various contingencies.  Considerable judgment is necessary to estimate the probability and amount of any loss from such contingencies.  An accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated.  The Company accrues a liability and charges operations for the estimated costs of adjudication or settlement of asserted and unasserted claims existing as of the balance sheet date.

Goodwill and intangible assets:  The Company tests goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred, such as a significant adverse change in the business climate (including declines in selling prices for products) or a decision to sell or dispose of a reporting unit.  Goodwill is tested for impairment using a two-step process.  In the first step, the fair value of each reporting unit is compared to the carrying value of the net assets assigned to the unit.  If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired.  If the carrying value of the reporting unit exceeds its fair value, then the second step of the impairment test must be performed in order to determine the implied fair value of the reporting unit’s goodwill.  Determining the implied fair value of goodwill requires valuation of all of the Company’s tangible and intangible assets and liabilities.  If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company would record an impairment loss equal to the difference.

Determining when to test for impairment, the Company’s reporting units, the fair value of a reporting unit and the fair value of assets and liabilities within a reporting unit, requires judgment and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables.  The Company bases fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain.  Actual future results may differ from those estimates.  In addition, judgments and assumptions are required to allocate assets and liabilities to reporting units.  In the second quarter of 2009, the Company wrote off all $58 million of its goodwill related to imaging operations (the primary component of All Other segments) based on the results of its test for impairment.  In the second quarter of 2008, the Company wrote off all $463 million of its goodwill relating to its Memory segment based on the results of its test for impairment.

The Company tests other identified intangible assets with definite useful lives and subject to amortization when events and circumstances indicate the carrying value may not be recoverable by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset.  The Company tests intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows.  Estimating fair values involves significant assumptions, especially regarding future sales prices, sales volumes, costs and discount rates.

Income taxes:  The Company is required to estimate its provision for income taxes and amounts ultimately payable or recoverable in numerous tax jurisdictions around the world.  Estimates involve interpretations of regulations and are inherently complex.  Resolution of income tax treatments in individual jurisdictions may not be known for many years after completion of any fiscal year.  The Company is also required to evaluate the realizability of its deferred tax assets on an ongoing basis in accordance with U.S. GAAP, which requires the assessment of the Company’s performance and other relevant factors when determining the need for a valuation allowance with respect to these deferred tax assets.  Realization of deferred tax assets is dependent on the Company’s ability to generate future taxable income.

Inventories:  Inventories are stated at the lower of average cost or market value and the Company recorded charges of $603 million in aggregate for 2009 and $282 million in aggregate for 2008, to write down the carrying value of inventories of memory products to their estimated market values.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining market value of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  To project average selling prices and sales volumes, the Company reviews recent sales volumes, existing customer orders, current contract prices, industry analysis of supply and demand, seasonal factors, general economic trends and other information.  When these analyses reflect estimated market values below the Company’s manufacturing costs, the Company records a charge to cost of goods sold in advance of when the inventory is actually sold.  Differences in forecasted average selling prices used in calculating lower of cost or market adjustments can result in significant changes in the estimated net realizable value of product inventories and accordingly the amount of write-down recorded.  For example, a 5% variance in the estimated selling prices would have changed the estimated market value of the Company’s semiconductor memory inventory by approximately $75 million at September 3, 2009.  Due to the volatile nature of the semiconductor memory industry, actual selling prices and volumes often vary significantly from projected prices and volumes and, as a result, the timing of when product costs are charged to operations can vary significantly.

U.S. GAAP provides for products to be grouped into categories in order to compare costs to market values.  The amount of any inventory write-down can vary significantly depending on the determination of inventory categories.  The Company’s inventories have been categorized as memory and imaging products.  The major characteristics the Company considers in determining inventory categories are product type and markets.

Product and process technology:  Costs incurred to acquire product and process technology or to patent technology developed by the Company are capitalized and amortized on a straight-line basis over periods currently ranging up to 10 years.  The Company capitalizes a portion of costs incurred based on its analysis of historical and projected patents issued as a percent of patents filed.  Capitalized product and process technology costs are amortized over the shorter of (i) the estimated useful life of the technology, (ii) the patent term or (iii) the term of the technology agreement.

Property, plant and equipment:  The Company reviews the carrying value of property, plant and equipment for impairment when events and circumstances indicate that the carrying value of an asset or group of assets may not be recoverable from the estimated future cash flows expected to result from its use and/or disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the estimated fair value of the assets.  The estimation of future cash flows involves numerous assumptions which require judgment by the Company, including, but not limited to, future use of the assets for Company operations versus sale or disposal of the assets, future selling prices for the Company’s products and future production and sales volumes.  In addition, judgment is required by the Company in determining the groups of assets for which impairment tests are separately performed.

Research and development:  Costs related to the conceptual formulation and design of products and processes are expensed as research and development as incurred.  Determining when product development is complete requires judgment by the Company.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  Subsequent to product qualification, product costs are valued in inventory.

Stock-based compensation:  Under the provisions of SFAS No. 123(R), stock-based compensation cost is estimated at the grant date based on the fair-value of the award and is recognized as expense ratably over the requisite service period of the award.  For stock-based compensation awards with graded vesting that were granted after 2005, the Company recognizes compensation expense using the straight-line amortization method.  For performance-based stock awards, the expense recognized is dependent on the probability of the performance measure being achieved.  The Company utilizes forecasts of future performance to assess these probabilities and this assessment requires considerable judgment.

Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates.  The Company develops its estimates based on historical data and market information which can change significantly over time.  A small change in the estimates used can result in a relatively large change in the estimated valuation.  The Company uses the Black-Scholes option valuation model to value employee stock awards.  The Company estimates stock price volatility based on an average of its historical volatility and the implied volatility derived from traded options on the Company’s stock.